Filed Pursuant to Rule 424(b)(3)
File No. 333-126526

PROSPECTUS
171,211,529 shares of common stock of

GLOBAL MATRECHS, INC.

This prospectus relates to the sale of up to 171,211,529 shares of our common stock by certain persons who are or will become our stockholders. The selling stockholders consist of:

•    Brittany Capital Management Limited, which is offering up to 100,000,000 shares of our common stock which have been or may from time to time be issued pursuant to our Private Equity Credit Agreement dated January 10, 2006 (the “Private Equity Credit Agreement”);

•  Other security holders which are offering up to 1,551,685 shares of common stock that were outstanding prior to the commencement of the offering and 69,659,844 shares of our common stock issued or issuable upon conversion or exercise of notes and warrants.

We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. We will, however, receive proceeds from the sale of common stock under our Private Equity Credit Agreement. All costs associated with this registration statement will be borne by us.

The selling stockholders may sell the shares offered under to this prospectus from time to time, directly or through agents, underwriters or dealers, on terms to be determined at the time of sale at prices determined by the prevailing market price or in negotiated transactions. Our common stock is quoted on the Over The Counter Bulletin Board under the symbol “GMTH.” On April 11, 2006, the last reported sale price of our common stock on the OTC Bulletin Board was $0.0082 per share.

Brittany Capital Management Limited is an “underwriter” under the Securities Act of 1933, as amended, in connection with the sale of common stock issuable pursuant to our Private Equity Credit Agreement. Under this agreement, after our delivery of a notice of our intent to put shares, Brittany Capital Management Limited will pay us, in two equal installments, the amount of the draw-down we request in exchange for a number of shares equal to 92% of the average of three closing bid prices during the applicable valuation period preceding the date on which the installment is completed. The 8% discount on the purchase of common stock to be received by Brittany Capital Management is underwriting discount. We are required to pay Greenfield Capital Partners LLC, a registered broker dealer, a fee in cash, equal to 1% of the amounts, if any, we may draw down for services related to the establishment of our Private Equity Credit Agreement.

No other underwriter or person has been engaged to facilitate the sale of common stock in this offering. This offering of shares issuable under the Private Equity Credit Agreement will terminate 36 months after the registration statement of which this prospectus forms a part is declared effective by the Securities and Exchange Commission.

Investing in our common stock involves a high degree of risk.  See Risk Factors beginning on page 8.

Global Matrechs common stock is deemed to be “penny stock” as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934, as amended. Broker-dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Broker-dealers are required to determine whether an investment in a penny stock is suitable investment for a prospective investor.. Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under applicable state law or that an exemption from registration is available.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is May 5, 2006

Prospectus Supplement No. 1
(To Prospectus dated May 5, 2006)

171,211,529 shares of common stock of

GLOBAL MATRECHS, INC.

Quarterly Report on Form 10-QSB

On May 17, 2006, we filed with the Securities and Exchange Commission the attached Quarterly Report on Form 10-QSB for the quarter ended March 31, 2006. The text of the 10-QSB is attached hereto.

Investing in our common stock involves a high degree of risk.
See Risk Factors beginning on page 8 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 17, 2006

U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________________

FORM 10-QSB
_________________

(MARK ONE)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

FOR THE QUARTERLY PERIOD ENDED: MARCH 31, 2006

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

FOR THE TRANSITION PERIOD FROM ____________ TO ____________

COMMISSION FILE NUMBER 0-29204
__________________

GLOBAL MATRECHS, INC.
(Exact name of small business issuer as specified in its charter)

Delaware	58-2153309
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

90 Grove Street
Suite 201
Ridgefield, CT 06877
(Address of principal executive offices)

(203) 431-6665
(Issuer's telephone number)
__________________

Check whether the issuer (1) filed all reports required to be filed by Section 13 of 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes ☒ No ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes ☐ No ☒

As of May 11, 2006, there were 322,738,374 shares of our common stock, par value $0.0001 per share, outstanding.

Transitional Small Business Disclosure Format (check one):    Yes ☐ No ☒

Global Matrechs, Inc.

Form 10-QSB

Quarterly Report

March 31, 2006

PART I. FINANCIAL INFORMATION
ITEM 1. FINANCIAL STATEMENTS
GLOBAL MATRECHS, INC.
BALANCE SHEET
AS OF MARCH 31, 2006

March 31, 2006
(unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$60,783
Investment in available for sale marketable securities	95,556
Note Receivable	50,000
Inventory	28,590
Prepaid Expenses	13,467
TOTAL CURRENT ASSETS	248,396

Note receivable	250,000
Investment in Tulix at cost	51,949

TOTAL ASSETS	$550,345

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$1,382,691
Note payable	200,000
Convertible notes payable - net of debt discount	4,873,234
Derivative liability	633,338

TOTAL CURRENT LIABILITIES	7,089,263

Convertible preferred stock	$4,035,159

STOCKHOLDERS' DEFICIT:
Preferred stock, Series H, $.01 par value,
13,500 shares authorized, 10,162 shares
issued and outstanding at March 31, 2006,
convertible, participating, $10,162,000
liquidation value at March 31, 2006	101
Preferred stock, Series I, $.01 par value,
490.5 shares authorized, 490.5 shares
issued and outstanding at March 31, 2006,
convertible, participating, $49,050 liquidation
value at March 31, 2006	5
Common stock, $.0001 par value, 300,000,000 shares authorized,
280,452,084 shares issued and outstanding at March 31, 2006	28,045
Additional paid-in capital	26,820,596
Accumulated deficit	(37,289,786)
Accumulated other comprehensive loss	(133,038)
TOTAL STOCKHOLDERS’ DEFICIT	(10,574,077)
Total liabilities and stockholder deficit	$550,345

The accompanying notes are an integral part of these financial statements.

GLOBAL MATRECHS, INC.
STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2006 AND 2005

	Three Months Ended March 31,
	2006	2005 restated
	(unaudited)	(unaudited)

Revenues	$125	$—
Cost of revenues	—	—

Gross profit	125	—

Operating expenses:
Selling, general and administrative	342,594	452,915
Depreciation and amortization	—	49,311

Total operating expenses	342,594	502,226

Loss from continuing operations	(342,469)	(504,607)
Other expenses (income)
Interest expense	346,604	1,800,720
Change in fair value of derivative instruments	129,202	64,918
Interest income	(44)	(1,225)
Total other expenses, net	475,762	1,864,413
Net loss from continuing operations	(818,231)	(2,366,639)

Discontinued Operations:
Income from discontinued operations	—	49,985

Net loss applicable to common shareholders	(818,231)	(2,316,654)
Comprehensive loss Unrealized loss on available for sale marketable securities	(13,111)	—
Total comprehensive loss	$(831,342)	$(2,316,654)

Net loss per share - basic and diluted:
Net loss from continuing operations	$(0.00)	$(0.04)
Net income from discontinued operations	—	(0.00)

	$(0.00)	$(0.04)

Weighted number of shares outstanding - basic
and diluted	198,527,008	57,918,004

The accompanying notes are an integral part of these financial statements.

GLOBAL MATRECHS, INC.
STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2006 AND 2005

	Three Months Ended March 31,
	2006	2005 restated
	(unaudited)	(unaudited)
CASH FLOW FROM OPERATING ACTIVITIES:
Net loss	$(818,231)	$(2,366,639)
Adjustments to reconcile net income (loss)
to cash used in operating activities:
Amortization of intangibles	—	49,311
Change in fair value of derivative instruments	133,645	64,918
Amortization of beneficial conversion feature	282,506	1,786,325

Change in fair value of derivative conversion feature	—	—
Common stock issued in exchange for services
Performed	—	82,261
Loan to Tulix	—	(1,225)
Change in operating assets and liabilities:
Prepaid expenses	(6,577)	17,250
Accounts payable and accrued expenses	(22,662)	64,813

Net cash used in continuing operating activities	(431,319)	(302,986)

Net cash used in discontinued operating activities (including income from operations of $49,985)	—	(100,151)
Net cash used in operating activities	(431,319)	(403,137)

CASH FLOW FROM FINANCING ACTIVITIES:
Proceeds from warrant exercise	5,750
Proceeds from equity line	418,359
Proceeds from issuance of convertible loans		425,000

Net cash provided by continuing financing activities	424,109	425,000

Net cash used in discontinued financing activities	—	(110,429)
Net cash provided by financing activities	424,109	314,571

Net increase (decrease) in cash and cash equivalents	(7,210)	(88,566)
Cash and cash equivalents at beginning of period	67,993	131,471

Cash and cash equivalents at end of period	$60,783	$42,905

Non-cash investing and financing activities:
Unrealized Loss on securities held for sale	$13,111	—
Conversion of preferred shares
into 68,150,954 shares of common stock as March 31, 2006	$175,903	—

The accompanying notes are an integral part of these financial statements.

GLOBAL MATRECHS, INC.
NOTES TO FINANCIAL STATEMENTS
(UNAUDITED)

1.  BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements of Global Matrechs, Inc. (the “Company”, “we” or “us”), have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) for interim financial information and with the instructions to Form 10-QSB and Rule 310(b) of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the quarter ended March 31, 2006 are not necessarily indicative of the results that may be expected for the calendar year ending December 31, 2006.

2.  GOING CONCERN MATTERS

As reflected in the accompanying financial statements, the Company has incurred significant losses since its incorporation resulting in an accumulated deficit as of March 31, 2006 of approximately $37,289,786. The Company’s financial statements are prepared using generally accepted accounting principles applicable to a going concern, which contemplate the realization of assets and liquidation of liabilities in the normal course of business. The Company continues to experience negative cash flows from operations and is dependent on continued financing from investors to sustain its activities. During 2005, the Company sold its former wholly-owned subsidiary True To Form, Ltd. (“True To Form”, “TTF”), which subsidiary represented all significant revenues generated by the Company in 2005. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management is planning to obtain additional capital principally through the sale of debt and equity securities. The realization of assets and satisfaction of liabilities in the normal course of business is dependent upon the Company obtaining additional equity capital and ultimately obtaining profitable operations. However, no assurances can be given that the Company will be successful in these activities. Should any of these events not occur, the accompanying financial statements will be materially affected. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NON-RELIANCE ON HISTORICAL FINANCIAL STATEMENTS

On April 15, 2005, the Company's management, in consultation with the Company's independent registered public accounting firm, concluded that the Company's historical financial information related to fiscal 2001 through fiscal 2003 and for the first three fiscal quarters of 2004 accounted incorrectly for certain convertible preferred stock instruments. As such, the management has concluded that the Company's historical financial statements should no longer be relied upon. While the Company does not intend to amend its previously filed annual and quarterly reports covering the periods noted above, the Company has restated historical financial information for the periods required to be presented in its annual report on Form 10-KSB for the year ended December 31, 2004 to reflect the correct accounting treatment. The Company has also included in its annual report on Form 10-KSB five years of restated financial information highlighting the differences resulting from the application of the change in accounting treatment to its historical financial statements and restated selected quarterly information for 2003 and 2004.

RESTATED FINANCIAL STATEMENTS

On October 7, 2005, the Company amended its Annual Report on Form 10-KSB/A for the year ending December 31, 2004. For a full discussion on the nature of the restatements, these financial statements should be read in conjunction with the financial statements and notes thereto included in the amended filing. The Company has amended this Quarterly Report on Form 10-QSB for the quarter ending March 31, 2005 to reflect the impact of these changes.

Warrants

The fair values of the warrants issued in connection with the convertible promissory notes were originally recorded as credits to additional paid-in capital and debits to unamortized note discount (up to the amount of the proceeds received), and prepaid expense (representing the value of the warrants in excess of the proceeds received). Both the prepaid expense and unamortized discount were amortized to interest expense over the lives of the notes. In this amended filing, the accounting for the warrants has been restated to (a) expense the value of the warrants in excess of the proceeds received (i.e., write-off the prepaid expense), (b) reduce interest expense for the reversal of the amortization of the prepaid expense, (c) record the fair values of the warrants as a long-term liability, and (d) record the changes in the fair values of the warrants from their issue dates to the balance sheet date in current income under the caption “change in fair value of warrants.”

3.  STOCK BASED COMPENSATION

The Company adopted SFAS 123(R) on January 1, 2006 using the modified prospective method under which compensation cost is recognized on or after the effective date for the portion of the outstanding awards for which services has not been rendered based on the fair value of the awards calculated under SFAS 123.  The compensation cost expensed, under the provisions of SFAS 123(R), during the three months ended March 31, 2006 was $4,444.  In addition, fair value of options for the three months ended March 31, 2006 increased by $3,488.  No restatement has been made for the periods ended December 31, 2005 and prior.

Prior to January 1, 2006, the Company had adopted the disclosure requirement of Statement of Financial Accounting Standards No. 148 (SFAS 148), “Accounting for Stock-Based Compensation-Transition and Disclosure” effective December 15, 2002. SFAS 148 amends Statement of Financial Accounting Standards No. 123  (SFAS 123), “Accounting for Stock Based Compensation,” to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based compensation and also amends the disclosure requirements of SFAS 123 to require prominent disclosure in both annual and interim financial statements about the methods of accounting for stock-based employee compensation and the effect of the method used on report results. No compensation expense was recorded as all options granted had an exercise price equal to the market value of the underlying stock on the grant date. The pro-forma effect on our results of operations, had expense been recognized using the fair value method described in SFAS 123, using the Black-Scholes option pricing model.

Stock option pricing assumptions

	Three months ended March 31,
	2006	2005
Expected volatility	200%	200%
Expected dividends	—	—
Risk-free rate of return (weighted average)	4.25%	4.25%
Weighted average grant-date fair value	$0.33	$0.71

Expected volatility is based on the historical volatility of the Company's stock price. No dividend payouts were assumed, as the Company has operated with significant net losses as discussed. The risk-free rate of return reflects the average a the 10-year treasury note during the period of the granting of the options.

4.  TAXES

There was no provision for cash payment of income taxes for the three months ended March 31, 2006, as the Company anticipates a net taxable loss for the year ended December 31, 2006.

5.  CONVERTIBLE PREFERRED STOCK

As a requirement of the private placements of the Company's Series B, C, D and E Convertible Preferred Stock, originally, the Company was obligated to file and have declared effective, within a specified time period, a registration statement with respect to a minimum number of shares of common stock issuable upon conversion of the Series B, C, D and E Preferred Stock. As of March 31, 2006, such registration statement has not been declared effective. As of March 14, 2003, the holders of these series waived all penalties related to the registration, along with mandatory conversion dates.

Through August 14, 2004, the terms of the Company's Series B, C, D, and E Convertible Preferred Stock provided for a guaranteed return on unconverted shares of 5% for series B, 6% for series C and D, and 8% for series E.

6.  PRIVATE EQUITY CREDIT AGREEMENT

Summary. On January 10, 2006, we entered into the Private Equity Credit Agreement with Brittany Capital Management Limited, a limited liability company organized and existing under the laws of The Bahamas. Under the Private Equity Credit Agreement, we may draw up to $15 million from time to time, at our discretion, in exchange for shares of our common stock, subject to conditions outside of the control of Brittany further described below.

Put Shares. Each draw under the Private Equity Credit Agreement is structured as a put option, wherein we require Brittany to purchase a number of shares of our common stock after a discount to the market price is applied. For a given put, we must deliver a notice to Brittany indicating the dollar amount we wish to draw down. Five trading days after delivery of this notice, Brittany must deliver this amount in two equal installments, one each on the fifth and tenth trading day following the delivery of the notice. In exchange, we must issue to Brittany, in the case of the first installment, the number of shares of common stock obtained by dividing the amount of the installment by 92% of the average of the three closing bid prices immediately preceding the installment date, and in the case of the second installment, the number of shares obtained by dividing the amount of the installment by 92% of the average of the three lowest closing bid prices during the ten trading day period immediately preceding the installment date. We refer to the shares we sell under the agreement as “put shares.” The issuance of put shares to Brittany are to take place from time to time, at our discretion, over the course of a commitment period extending 36 months after the effective date of our registration statement.

We are required to draw down a minimum of one million dollars. If we draw a lesser amount, we must pay Brittany an amount equal to nine percent of the difference between that amount and the minimum. Based on our current assessment of our financing needs, we intend to draw in excess of the one million dollar minimum.

Blackout Shares. If we suspend sales of common stock pursuant to the registration statement covering shares issuable under the equity line within 15 trading days of a sale of common stock to Brittany and our stock price declines during the suspension period, we will be required to issue that number of additional shares of our common stock which, when combined with the shares purchased during the 15 trading days immediately preceding the suspension, will equal the number of shares Brittany would have received had the purchase been made at the conclusion of the suspension period (at the lower per share price). Any obligation to deliver blackout shares arising under the Private Equity Credit Agreement would be irrevocable, and Brittany would have no discretion regarding whether or not to receive them.

Fees. We are required to pay Greenfield Capital Partners, LLC, a registered broker-dealer, a finder’s fee, in cash, equal to 1% of the amounts we draw down from the equity line as consideration for services related to the establishment of the Private Equity Credit Agreement.

Number of shares issuable under the Private Equity Credit Agreement. We cannot predict the actual number of shares of common stock that may be issued under the Private Equity Credit Agreement, in part because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of cash advances we intend to draw. However, for illustrative purposes, we have calculated the number of shares we would have to issue in connection with a hypothetical draw amount of $50,000 based on the assumptions set forth below:

Shares Issuable Under Private Equity Credit Agreement for $50,000 Draw at Various Market Prices

Hypothetical Market Price	Discounted Market Price	Shares to be issued
$0.025	$0.0230	2,173,913
$0.020	$0.0187	2,717,391
$0.015	$0.0138	3,623,188
$0.010	$0.0092	5,434,783
$0.005	$0.0046	10,869,565

Based on the closing price of our stock of $0.009 on March 31, 2006, we would have to issue to Brittany 1,625,737,889 shares of our common stock in order to draw down the remaining $14,631,641 million available to us under the Private Equity Credit Agreement. We have registered the resale of 100,000,000 shares we may issue under the agreement pursuant to a Registration Statement on Form SB-2 (File # 333-131106), which was declared effective by the Securities & Exchange Commission on February 2, 2006. As of March 31, 2006, we had issued 57,525,076 shares under this agreement.  During the period ended March 31, 2006, the Company drew down $368,359 under this facility.

Dilution. The issuance and sale of shares under the Private Equity Credit Agreement will have a significant dilutive impact on our stockholders for the following reasons:

•   As described above, the lower our stock price is, the more shares we would have to issue for a given draw down amount, and the more shares we issue, the greater the extent of dilution to the ownership interest of our current stockholders. To illustrate, if we issue and sell all of the shares being offered under our current registration statement, they would represent approximately 40% of our outstanding common stock after giving effect to such issuance.

•   Because the shares we may issue under the Private Equity Credit Agreement are discounted, the issuance of these shares will also have a financially dilutive impact on our current stockholders.

•   The Brittany’s sale of material amounts of our common stock into the market may result in significant downward pressure on the price of the common stock as the supply of freely tradable shares increases. Furthermore, this downward pressure may encourage short sales, which could further depress on the price of the common stock.

7.  SUBSEQUENT EVENTS

On Tuesday, April 25, 2006, a Special Meeting of Stockholders was held at the offices of Foley Hoag LLP, World Trade Center West, 155 Seaport Boulevard, Boston, Massachusetts 02210. At the meeting, the holders of a majority of the shares eligible to vote, voted in favor of (i) an amendment to the Company's Certificate of Incorporation to effect a reverse split of its issued and outstanding common stock at any one of the following ratios: 1-for-5, 1-for-10, 1-for-15, or 1-for-20 and (ii) an amendment to the Company’s Certificate of Incorporation to increase to Nine Hundred Million (900,000,000) the number of shares of common stock which the Company is authorized to issue. On April 27, 2006, the Company amended its Certificate of Incorporation to increase the number of shares of common stock authorized for issuance thereunder to 900,000,000 shares.

On April 28, 2006, the Company dismissed Sherb & Co., LLP as its independent registered public accounting firm and appointed Mantyla McReynolds, LLC as their replacement.

ITEM 2.   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Special Note Regarding Forward-Looking Statements

Except for historical facts, the statements in this quarterly report are forward-looking statements. Forward-looking statements are merely our current predictions of future events. These statements are inherently uncertain, and actual events could differ materially from our predictions. Important factors that could cause actual events to vary from our predictions include those discussed under the heading “Factors That May Affect Future Performance” in this section. We assume no obligation to update our forward-looking statements to reflect new information or developments or any other reason, or reflect any events or circumstances after the date of this quarterly report or the date of any applicable amendment to this quarterly report. We urge readers to review carefully the risk factors described in this quarterly report and the other documents that we file with the Securities and Exchange Commission. These documents can be read at www.sec.gov.

Our Business

We are the successor to a variety of businesses dating back to 1994. We have undergone material changes to our business and our financial structure during the period covered by the financial statements included in this report.

Prior to May 31, 2004, we derived revenue from professional web development services, software licensing, application development, insurance and securities sales commissions, hosting fees and transactions fees. On May 31, 2004, we sold substantially all of our assets used in the operation of our hosting and web site maintenance business. We have kept a 15% interest in the surviving entity. As a result of this sale, our business consisted exclusively of the marketing of technologies licensed from Eurotech, Ltd under a licensing agreement dated May 22, 2003.

On December 31, 2004, we completed the acquisition of True To Form, Limited (“True To Form”), a maker of specialized lighting products for a range of markets from its sole shareholder, Mark J. Allen, who was at the time also a member of our Board of Directors. Mark Allen continued as the President of True To Form and served as an Executive Vice President of Global Matrechs. Upon our acquiring True to Form, it became our primary source of operating revenue. However, during the first three quarters of 2005, it was unprofitable.

On December 29, 2005 we completed the transfer of all of the issued and outstanding capital stock of True To Form Limited, Inc. back to Mr. Allen pursuant to the terms of a Stock Purchase Agreement between him, True To Form, and us. As a result of this sale, we no longer hold any equity interest in True To Form. The consideration was determined on the basis of these negotiations. The consideration for the sale of True To Form consisted of:

·    the issuance by True To Form to us of a promissory note described below in the initial principal amount of $250,000, which note accrues interest at an annual rate of one percent plus the prime rate as reported by a nationally recognized commercial bank and has a maturity date of January 1, 2011;

·    the cancellation of our guaranty of the amounts owed under a promissory note issued by True To Form to Mr. Allen in connection with our acquisition of True To Form; and

·    the surrender by Mr. Allen of the 10,000,000 shares of our common stock that were issued to him as partial consideration for our purchase of True To Form on December 31, 2004 and the cancellation of all other equity interest in Global Matrechs held by Mr. Allen. The 10,000,000 shares of common stock have a fair value of $71,000.

In addition, we agreed to the cancellation of amounts owed under a note issued by us to True To Form for working capital purposes in the aggregate amount of $280,000 and Mr. Allen resigned from his positions as Executive Vice President and Director of Global Matrechs.

As a result of the sale of True To Form, we have once again narrowed the focus of our business to marketing the technologies we currently license from Eurotech. A more detailed description of the sale of True To Form is provided below, including the following technologies:

·    NUCAP(TM), formerly called EKOR(TM), a silicon based elastomer developed jointly by scientists at the I.V. Kurchatov Institute and members of the Euro-Asian Physical Society, both based in Moscow, Russia for the purposes of long term isolation of radioactive or otherwise hazardous materials.

·    HNIPU, a hybrid polyurethane with uses in a number of industrial application contexts such as manufacturing automotive components, paints, foams, plastics and truck bed liners; aerospace sealants, industrial adhesives, coatings, flooring, glues; industrial equipment and machinery; and consumer goods such as appliances, footwear, furniture and plastic products.

We also license several other technologies relating to hazardous materials handling, electromagnetic radiography, and chemical processing. We are currently seeking manufacturing partners for these products.

We have, to date, derived no significant revenue from the technologies we license from Eurotech. The development and commercialization of these NuCap(TM), HNIPU and the other technologies we license will depend largely on the success of our marketing efforts and our ability to identify manufacturing partners, and we cannot be certain that we will be able to conduct our activities in such a way that builds interest in these products, or that any such interest will result in revenue to us. Furthermore, even if these licensed technologies do become a source of revenue for us, there is no guarantee such revenue will be sufficient to offset our administrative costs. Although the exclusive focus of our business is on the marketing of these licensed technologies, there can be no assurance that these efforts will succeed.

Critical Accounting Policies

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States. These accounting principles require us to make certain estimates, judgments and assumptions. We believe that the estimates, judgments and assumptions upon which we rely are reasonable based upon information available to us at the time that these estimates, judgments and assumptions are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities as of the date of the financial statements, as well as the reported amounts of revenues and expenses during the periods presented. Those estimates and judgments are based on management's historical experience, the terms of existing agreements, our observance of trends in the industry, information that we obtain from our customers and outside sources, and on various other assumptions that management believes to be reasonable and appropriate under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. To the extent there are material differences between these estimates, judgments or assumptions and actual results, our financial statements will be affected.

The significant accounting policy that we believe is most critical in fully understanding and evaluating our reported financial results is our policy regarding revenue recognition which is discussed in detail in our Annual Report on Form 10-KSB filed with the Securities and Exchange Commission. We have reviewed and determined that our revenue recognition policy remains our critical accounting policy for the three-month period ended March 31, 2006. We did not make any changes to this policy during this period.

Recent Developments

On Tuesday, April 25, 2006, a Special Meeting of Stockholders was held at the offices of Foley Hoag LLP, World Trade Center West, 155 Seaport Boulevard, Boston, Massachusetts 02210. At the meeting, the stockholders approved (i) an amendment to the Company’s Certificate of Incorporation to effect a reverse split of its issued and outstanding common stock at any one of the following ratios: 1-for-5, 1-for-10, 1-for-15, or 1-for-20 and (ii) an amendment to the Company’s Certificate of Incorporation to increase to Nine Hundred Million (900,000,000) the number of shares of common stock which the Company is authorized to issue. On April 27, 2006, the Company amended its Certificate of Incorporation to increase the number of shares of common stock authorized for issuance thereunder to 900,000,000 shares. The Board of Directors is still in the process of determining whether to proceed with the reverse stock split.

Results of Operations during Three Months Ended March 31, 2006 and 2005

Net Sales. Net sales increased in the quarter ended March 31, 2006 to $125 from the quarter ended March 31, 2005 which was $0.

General And Administrative. General and administrative expense includes salaries for administrative personnel, insurance and other administrative expenses, as well as expenses associated with maintaining our records and SEC reporting. General and administrative expenses decreased to $342,594 in the quarter ended March 31, 2006 from $452,915 for the quarter ended March 31, 2005. This decrease was primarily due to lower legal and professional fees.

Depreciation And Amortization. No amortization or depreciation was recorded for the quarter end March 31, 2006 as compared to $49,311 for the quarter end March 31, 2005. The decrease was due to the write off of all intangible assets as of December 31, 2005.

Other Income. Other income in the quarter ended March 31, 2005 consisted of $1,225 in interest charged to Tulix for interest on their notes.

Interest Expense. Interest expense for the quarter ended March 31, 2006 was $346,604 compared to March 31, 2005 which was $1,800,720. For 2006 it consisted of $314,157 and for 2005 it consisted of $1,795,989 of interest in connection with the beneficial conversion features and amortization of warrant features related to convertible notes, and $32,447 and $14,571, respectively, in accrued interest expense on other borrowings.  Amortization of debt discount and the beneficial conversion feature for the three months ended March 31, 2006 was $221, 060 and $59,116, respectively.

Other Expenses. Other expenses for the quarter ended March 31, 2006 consisted of $129,202 versus $64,918 for the comparable period in 2005. The expenses were the result of a change in the fair value of our derivative instruments.

Liquidity and Capital Resources

Our sources of capital are extremely limited. We have incurred operating losses since inception and as of March 31, 2006, we had an accumulated deficit of $37,289,786 and a working capital deficit of $6,840,867.

Cash Provided by Financing Activities

During the three months ended March 31, 2006, we financed our business primarily by drawing down on our equity line, the terms of which are described below. Cash provided by financing activities for the year ended March 31, 2006 was $424,109, compared to $425,000 for the year ended March 31, 2005.  Of the amount recieved for the three months ended March 31, 2006, $368,359 represents proceeds from draws under the new facility established January 10, 2006.

Private Equity Credit Line

Summary. On January 10, 2006, we entered into the Private Equity Credit Agreement with Brittany Capital Management Limited, a limited liability company organized and existing under the laws of The Bahamas. Under the Private Equity Credit Agreement, we may draw up to $15 million from time to time, at our discretion, in exchange for shares of our common stock, subject to conditions outside of the control of Brittany further described below.

Put Shares. Each draw under the Private Equity Credit Agreement is structured as a put option, wherein we require Brittany to purchase a number of shares of our common stock after a discount to the market price is applied. For a given put, we must deliver a notice to Brittany indicating the dollar amount we wish to draw down. Five trading days after delivery of this notice, Brittany must deliver this amount in two equal installments, one each on the fifth and tenth trading day following the delivery of the notice. In exchange, we must issue to Brittany, in the case of the first installment, the number of shares of common stock obtained by dividing the amount of the installment by 92% of the average of the three closing bid prices immediately preceding the installment date, and in the case of the second installment, the number of shares obtained by dividing the amount of the installment by 92% of the average of the three lowest closing bid prices during the ten trading day period immediately preceding the installment date. We refer to the shares we sell under the agreement as “put shares.” The issuance of put shares to Brittany are to take place from time to time, at our discretion, over the course of a commitment period extending 36 months after the effective date of our registration statement.

We are required to draw down a minimum of one million dollars. If we draw a lesser amount, we must pay Brittany an amount equal to nine percent of the difference between that amount and the minimum. Based on our current assessment of our financing needs, we intend to draw in excess of the one million dollar minimum.

Blackout Shares. If we suspend sales of common stock pursuant to the registration statement covering shares issuable under the equity line within 15 trading days of a sale of common stock to Brittany and our stock price declines during the suspension period, we will be required to issue that number of additional shares of our common stock which, when combined with the shares purchased during the 15 trading days immediately preceding the suspension, will equal the number of shares Brittany would have received had the purchase been made at the conclusion of the suspension period (at the lower per share price). Any obligation to deliver blackout shares arising under the Private Equity Credit Agreement would be irrevocable, and Brittany would have no discretion regarding whether or not to receive them.

Fees. We are required to pay Greenfield Capital Partners, LLC, a registered broker-dealer, a finder’s fee, in cash, equal to 1% of the amounts we draw down from the equity line as consideration for services related to the establishment of the Private Equity Credit Agreement.

Number of shares issuable under the Private Equity Credit Agreement. We cannot predict the actual number of shares of common stock that may be issued under the Private Equity Credit Agreement, in part because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of cash advances we intend to draw. However, for illustrative purposes, we have calculated the number of shares we would have to issue in connection with a hypothetical draw amount of $50,000 based on the assumptions set forth below:

Shares Issuable Under Private Equity Credit Agreement for $50,000 Draw at Various Market Prices

Hypothetical Market Price	Discounted Market Price	Shares to be issued
$0.025	$0.0230	2,173,913
$0.020	$0.0187	2,717,391
$0.015	$0.0138	3,623,188
$0.010	$0.0092	5,434,783
$0.005	$0.0046	10,869,565

Based on the closing price of our stock of $0.009 on March 31, 2006, we would have to issue to Brittany 1,625,737,889 shares of our common stock in order to draw down the remaining $14,631,641 million available to us under the Private Equity Credit Agreement. We have registered the resale of 100,000,000 shares we may issue under the agreement pursuant to a Registration Statement on Form SB-2 (File # 333-131106), which was declared effective by the Securities & Exchange Commission on February 2, 2006. As of March 31, 2006, we had issued 57,525,076 shares under this agreement.

Dilution. The issuance and sale of shares under the Private Equity Credit Agreement will have a significant dilutive impact on our stockholders for the following reasons:

•   As described above, the lower our stock price is, the more shares we would have to issue for a given draw down amount, and the more shares we issue, the greater the extent of dilution to the ownership interest of our current stockholders. To illustrate, if we issue and sell all of the shares being offered under our current registration statement, they would represent approximately 40% of our outstanding common stock after giving effect to such issuance.

•   Because the shares we may issue under the Private Equity Credit Agreement are discounted, the issuance of these shares will also have a financially dilutive impact on our current stockholders.

•   The Brittany’s sale of material amounts of our common stock into the market may result in significant downward pressure on the price of the common stock as the supply of freely tradable shares increases. Furthermore, this downward pressure may encourage short sales, which could further depress on the price of the common stock.

Financing Activities in 2005

During 2005, we financed our business by drawing down on our equity line and through issuances of convertible debt.

Private Placements with Southridge Partners LP

On January 31, 2005, we entered into a Second Securities Purchase Agreement with Southridge Partners LP, one of our existing investors, whereby we agreed to sell a convertible promissory note in the principal amount of $250,000 and warrant to purchase up to 10,000,000 shares of our common stock to Southridge in exchange for its $250,000 investment. The note is convertible, at the option of the holder, into shares of our common stock at a conversion price of $0.02 per share. Southridge may require us to repurchase some or all of its note if the market price of our common stock falls below $0.03 per share for ten (10) consecutive trading days, at a repurchase price equal to 140% of the principal amount of the note. In the event we default under the terms of the note, the entire outstanding principal (and any outstanding interest accrued thereon) shall become immediately due and payable, and the interest rate will rise to 18% per annum.

Under the terms of the purchase agreement, Southridge had the option, and at any time prior to July 1, 2005, purchase an additional note in the principal amount of up to $1,500,000, and otherwise on substantially the same terms as the note issued on January 31, 2005. During the nine months ended September 30, 2005, Southridge exercised this option on March 2, April 11, and May 2, 2005, purchasing notes in the aggregate principal amount of 425,000 and warrants to purchase up to 17,000,000 shares of our common stock. All of these transactions were exempt from registration pursuant to the provisions of Section 4(2) of the Securities Act, as amended. On July 8, 2005, we and Southridge Partners LP terminated its option to purchase additional notes.

We have secured the payment of the notes with a subordinated security interest in our accounts, general intangibles, inventories, and other collateral. In addition, in the event we propose to register securities under the Securities Act of 1933, as amended, we are required to notify Southridge in advance of such registration and, at its request (subject to limited exceptions), include the shares of our common stock underlying the note and warrant on the registration statement filed in connection with such registration (and assume any expenses associated therewith). The warrant has an expiration date of January 31, 2010. It contains a cashless exercise provision whereby the holder may pay the exercise price associated with any exercise by having us withhold a number of shares otherwise issuable upon such exercise having a fair market value equal to the applicable aggregate exercise price. In the event such provision is used with respect to an exercise, we would receive no proceeds upon such exercise.

Exchange Agreement with Woodward LLC

On January 31, 2005, we entered into an Exchange Agreement with Woodward LLC pursuant to which we acquired promissory notes, and have accordingly assumed all rights pertaining thereto, issued by Eurotech Ltd. The notes are currently in default and have an aggregate outstanding principal amount of $290,000. The notes carry a default annual interest rate of 18% and are past due in their entirety. In exchange for these notes, we issued to Woodward a promissory note in the principal amount of $250,000. Under the terms of the Exchange Agreement, in the event we propose to register securities under the Securities Act of 1933, as amended, we are required to notify Woodward in advance of such registration and, at its request (subject to limited exceptions), include the shares of our common stock underlying the note on the registration statement filed in connection with such registration, and assume any expenses associated therewith.

Private Placements with McNab LLC

On June 14, July 13, August 1, September 14, 2005, and October 3, 2005, we entered into Securities Purchase Agreements with McNab LLC, each in substantially the same form, pursuant to which we sold nonnegotiable 2% secured convertible promissory notes in the aggregate principal amount of $595,000, and common stock purchase warrants to purchase up to 23,800,000 shares of our common stock, $.0001 par value per share, for an aggregate purchase price of $595,000. The notes and warrants are on substantially the same terms as the notes and warrants issued to Southridge, as described above.

Debt Issuance to Southridge Partners LP.

On December 7, 2005, we issued a promissory note in the original principal amount of $200,000 to Southridge Partners LP. It accrues interest on the unpaid principal balance at a rate of 8% per year. The note originally had a maturity date of February 10, 2006, but on March 29, 2006, the maturity date was extended to July 20, 2006. In the event of a default, the annual interest rate will increase to 18% and Southridge may, at its option, demand immediate payment of all amounts due under the promissory note.

Going Concern and Financing Requirements

The report of our registered independent public accounting firm dated March, 27 2006 includes a going-concern qualification, which indicates an absence of obvious or reasonably assured sources of future funding that will be required by us to maintain ongoing operations. If we are unable to obtain additional funding, we may not be able to continue operations. To date, we have funded our operations through equity investments and issuances of debt. Additionally, we had an accumulated deficit of approximately $36,471,555 and $37,289,786 as of December 31, 2005 and March 31, 2006, respectively. This deficit indicates that we may be unable to meet our future obligations unless additional funding sources are obtained. There is no assurance that we will be able to raise any additional capital that we require to continue operations.

Our consolidated unaudited interim financial statements included with this Quarterly Report on Form 10-QSB have been prepared assuming that we will continue as a going concern. As shown in the accompanying consolidated unaudited financial statements, we had negative working capital of approximately $6,840,866.

In the event that we are unable to raise additional financing on acceptable terms, then we may have to scale back our plan of operations and operating expenditures or seek the protection of the bankruptcy courts. We anticipate that we will continue to incur losses until such time as the revenues we are able to generate revenue from sales and licensing of our products exceed our increased operating expenses. There can be no assurance that we will be able to generate revenue.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Commitments and Contingencies

Facilities Leases

As of March 31, 2006 the Company occupied approximately 550 square feet in one office building in Ridgefield, Connecticut on a lease that goes through September 2006. The Company also has an offsite office of which it pays rent on a month-to-month basis. The total rent expense was $27,200 for the three months ended March 31, 2006.

Recently Issued Accounting Pronouncements

In April 2005, the Securities and Exchange Commission’s Office of the Chief Accountant and its Division of Corporation Finance has released Staff Accounting Bulletin (SAB) No. 107 to provide guidance regarding the application of FASB Statement No. 123 (revised 2004), Share-Based Payment.  Statement No. 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans.  SAB 107 provides interpretative guidance related to the interaction between Statement No. 123R and certain SEC rules and regulations, as well as the staff’s views regarding the valuation of chare-based payment arrangements for public companies. SAB 107 also reminds public companies of the importance of including disclosures within filings made with the SEC relating to the accounting for share-based payment transactions, particularly during the transition to Statement No. 123R. As required, the Company has adopted this pronouncement for the quarter end March 31, 2006.

In May 2005, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 154, “Accounting Changes and Error Corrections-a replacement of APB Opinion No. 20 and FASB Statement No. 3” (“SFAS 154”).  This Statement replaces APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for and reporting of a change in accounting principle. This Statement applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed.

Opinion 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. This Statement requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. When it is impracticable to determine the period-specific effects of an accounting change on one or more individual prior periods presented, this Statement requires that the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings (or other appropriate components of equity or net assets in the statement of financial position) for that period rather than being reported in an income statement. When it is impracticable to determine the cumulative effect of applying a change in accounting principle to all prior periods, this Statement requires that the new accounting principle be applied as if it were adopted prospectively from the earliest date practicable. This Statement shall be effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company does not believe that the adoption of SFAS 154 will have a significant effect on its financial statements.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

Factors that May Affect Future Performance

An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors in evaluating our business. If any of these risks, or other risks not presently known to us or that we currently believe are not significant, develops into an actual event, then our business, financial condition and results of operations could be adversely affected. If that happens, the market price of our common stock could decline.

We have a history of operating losses, and there is no assurance we will achieve profitability in the future. If we cannot obtain additional capital required to fund our operations and finance our growth, our business will suffer.

We have a history of operating losses. During the fiscal years ended December 31, 2005, and December 31, 2004, we recorded net losses available to common stockholders of $6,109,806 and $2,998,429, respectively. As of March 31, 2006, we had an accumulated deficit of $37,289,786. If we continue to experience operating losses, an investment in our common stock is at risk of being lost. We cannot predict when, or if, we will ever achieve profitability. The continued development of our current technologies or acquisitions of new technologies will require additional capital. If we are unable to generate additional capital through our operations, we will be required to resort to financing activities. We may be unable to obtain additional funds in a timely manner or on acceptable terms, which would render us unable to fund our operations or expand our business.

If we are unable to obtain capital when needed, we may have to restructure our business or delay or abandon our development and expansion plans. Although we have been successful in the past in obtaining financing for working capital and capital expenditures, we will have ongoing capital needs as we expand our business. Our inability to obtain adequate financing will result in the need to curtail business operations. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty. If we raise additional funds through the sale of equity or convertible securities,

·   the ownership percentage of our common stock will be reduced;

·    the value of our stock may be diluted;

·    we may issue securities that have rights, preferences and privileges senior to our common stock; and

·    the terms of any additional indebtedness may include restrictive financial and operating covenants that would limit our ability to compete and expand, thereby increasing the price of our stock.

 We have a going concern qualification in the report by our independent registered public accounting firm for our financial statements for the year ended December 31, 2005, which may make capital raising difficult and may require us to scale back or cease operations.

The report of our independent registered public accounting firm dated March 27, 2006 includes a going-concern qualification, which indicates an absence of obvious or reasonably assured sources of future funding that will be required by us to maintain ongoing operations. Our ability to obtain additional funding will determine our ability to continue as a going concern. Accordingly, there is substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The management of our finances and the quality and timeliness of our financial reporting may be adversely affected if we are unable to increase the size and capabilities of our internal administrative and finance function as our business grows.

We have engaged an outside accounting firm (other than our independent registered public accounting firm) to provide financial management and accounting services on a temporary basis. If we are unable to retain sufficient financial management and accounting services on a cost-effective basis, our ability to effectively manage our finances and the quality and timeliness of our financial reporting could be adversely affected.

We are currently dependent upon external financing (including our Private Equity Credit Agreement with Brittany Capital Management) to fund our operations and may not be able to access sufficient funds when needed. As a result, our business may suffer.

Currently, we are dependent upon external financing to fund our operations. Our financing needs are expected to be provided, in large part, by our Private Equity Credit Agreement dated January 10, 2006 with Brittany Capital Management. We have registered the resale of 100,000,000 shares of common stock we may issue under this agreement pursuant to our current registration statement.

The number of shares we have to issue for a given draw down under the Private Equity Credit Agreement has an inverse relationship to our market price. Therefore, the lower our market price, the less we will be able to raise by issuing the 100,000,000 registered shares to Brittany. In the event we have additional financing needs after we have exhausted the shares being registered under the registration statement, we will need to find alternative methods of financing our operations or registering additional shares to be issued under the Private Equity Credit Agreement.

In addition, our access to funds under the Private Equity Credit Agreement may be limited by the following factors:

·    Maximum Put Amount. The maximum amount of each put is equal to the lesser of (a) $500,000, or (b) 500% percent of the weighted average volume for the 20 trading days immediately preceding the put date.

·    9.99% Cap. Our Private Equity Credit Agreement provides that in no event shall the number of shares issuable to Brittany cause it to own in excess of 9.99% of the then outstanding shares of our common stock. Because of this maximum advance restriction, we may not be able to access sufficient funds when needed.

·    Authorized Shares of Common Stock. At the market price of our common stock as of May 11, 2006, it would require 2,563,157,895 shares to draw down the full $14,610,000 that remained available under the agreement as of that date.

We face intense competition, which could result in lower revenues and higher research and development expenditures and could adversely affect our results of operations.

If we do not develop or acquire new and enhanced products, or if we are not able to invest adequately in our research and development activities, our business, financial condition and results of operations could be negatively impacted. Many of our competitors have significantly more cash and resources than we have. Our competitors may introduce products that are competitively priced, have increased performance or functionality, or incorporate technological advances that we have not yet developed or implemented. To remain competitive, we must continue to develop, market and sell new and enhanced systems and products at competitive prices, which will require significant research and development expenditures.

If we cannot effectively manage our growth, our business may suffer.

Recently, we have expanded our operations to pursue existing and potential new market opportunities. This growth has placed, and is expected to continue to place, a strain on our personnel, management, financial and other resources. To manage our growth effectively, we must, among other things:

·    successfully attract, train, motivate and manage a larger number of employees for sales and customer support activities;

·    control working capital requirements; and

·    improve the efficiency of our operating, administrative, financial and accounting systems, procedures and controls.

If we fail to manage our growth properly, we may incur unnecessary expenses and the efficiency of our operations may decline.

We may be unable to hire and retain the skilled personnel we need to expand our operations.

To meet our growth objectives, we must attract and retain highly skilled technical, operational, managerial and sales and marketing personnel. If we fail to attract and retain the necessary personnel, we may be unable to achieve our business objectives and may lose our competitive position, which could lead to a significant decline in net sales. We face significant competition for these skilled professionals from other companies, research and academic institutions, government entities and other organizations.

Our success depends on the services of our executive officers and key employees.

We depend upon the continued services of our senior management for our continued success. The loss of any member of senior management could have a serious negative impact upon our business and operating results. We can provide no assurances that we will be able to retain our senior management or other key personnel.

Our business may suffer if we cannot protect our proprietary technology.

Our ability to compete depends significantly upon our trade secrets and our other proprietary technology. We have filed patents in connection with HNIPU and have a trade secret on NuCap(TM). These steps that we have taken to protect our technology may be inadequate to prevent others from using what we regard as our technology to compete with us. Existing trade secrets, copyright and trademark laws offer only limited protection. In addition, the laws of some foreign countries do not protect our proprietary technology to the same extent as the laws of the United States, which could increase the likelihood of misappropriation. Furthermore, other companies could independently develop similar or superior technology without violating our intellectual property rights. Any misappropriation of our technology or the development of competing technology could seriously harm our competitive position, which could lead to a substantial reduction in net sales.

If we resort to legal proceedings to enforce our intellectual property rights, the proceedings could be burdensome, disruptive and expensive, distract the attention of management, and there can be no assurance that we would prevail.

Claims by others that we infringe their intellectual property rights could harm our business and financial condition.

Our industries are characterized by the existence of a large number of patents and frequent claims and related litigation regarding patent and other intellectual property rights. We cannot be certain that our products do not and will not infringe issued patents, patents that may be issued in the future, or other intellectual property rights of others.

We do not conduct exhaustive patent searches to determine whether the technology used in our products infringes patents held by third parties. In addition, product development is inherently uncertain in a rapidly evolving technological environment in which there may be numerous patent applications pending, many of which are confidential when filed, with regard to similar technologies.

We may face claims by third parties that our products or technology infringe their patents or other intellectual property rights. Any claim of infringement could cause us to incur substantial costs defending against the claim, even if the claim is invalid, and could distract the attention of our management. If any of our products are found to violate third-party proprietary rights, we may be required to pay substantial damages. In addition, we may be required to re-engineer our products or obtain licenses from third parties to continue to offer our products. Any efforts to re-engineer our products or obtain licenses on commercially reasonable terms may not be successful, which would prevent us from selling our products, and, in any case, could substantially increase our costs and have a material adverse effect on our business, financial condition and results of operations.

We believe that Brittany and other stockholders intend to sell their shares of common stock in the market, which sales may cause our stock price to decline.

Brittany may sell in the public market up to 100,000,000 shares of common stock. Such sales may cause our stock price to decline. Specifically,

·    Existing stockholders will experience substantial dilution if we draw down the maximum amount of shares of common stock registered (approximately 30% of our outstanding shares after giving effect to the issuance, based on the shares outstanding as of March 15, 2006). The risk associated with the possible sale of a large number of shares issued under the equity line could cause some of our stockholders to sell their stock, thus causing the price of our stock to decline.

·    Because Brittany is purchasing our shares at a discount, it will have an incentive to sell immediately so that it can realize a gain on the difference. If our common stock market price does decline, this could further accelerate sales of our common stock.

·    To the extent Brittany sells its common stock, the common stock price may decrease due to the additional shares in the market. This could allow Brittany to sell greater amounts of common stock, the sales of which would further depress the stock price.

·    Actual or anticipated downward pressure on our stock price due to actual or anticipated sales of stock under the Private Equity Credit Agreement could cause some institutions or individuals to engage in short sales of our common stock, which may itself cause the price of our stock to decline.

Existing stockholders will experience significant dilution from our sale of shares under the Private Equity Credit Agreement, the conversion of notes and preferred stock, and the exercise of warrants.

To date, we have funded our operations through equity investments and issuances of debt. Stockholders will experience substantial dilution as a result of our agreements with our investors. The number of shares issuable under some of these arrangements is indeterminate. The issuance and sale of common stock to our investors will reduce the ownership interest of our existing stockholders in our company, and may depress the value of our common stock. In addition, the subsequent resale by the investors of those shares may further reduce our share price.

If the price of our stock continues to decline and we cannot prepay the notes we have issued, we will be in default and the holders of the notes will have the remedies available to creditors. Some or all of our assets could be liquidated, our operations may be disrupted and our business may suffer.

If the market price of our common stock falls below $0.03 per share for 10 consecutive trading days, holders of the notes may require us to prepay (within 60 days of the receipt of a notice of such election) the principal outstanding at the time of such prepayment plus a premium equal to 140% of the principal amount being prepaid. If we cannot prepay the notes, we will be in default, and the holders of the notes will have the remedies available to creditors. All of our assets are subject to security agreements, and the holders of these notes, in the event of default, could foreclose and liquidate some or all of our assets. The claims of our creditors to our assets are senior to those of our stockholders. Accordingly, $718,000 is included in accounts payable and accrued expenses as a contingent liability in the event that the note holders assert this prepayment penalty. As of March 24, 2006, only one of the note holders has made the assertion, and in accordance with the assertion, during March 2006, the Company paid $10,000, representing 40% of the note, to the note holder.

If an active and liquid market for our common stock does not develop, or is not sustained, it may be difficult for investors to resell their shares. As a result, they may not be able to sell their shares when they want.

Our common stock is not traded on a registered securities exchange and we do not meet the initial listing criteria for any registered securities exchange or the NASDAQ Capital Market. It is quoted on the less recognized OTC Bulletin Board. This factor may impair an investor’s ability to sell his shares when he wants and/or could depress our stock price. As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations of the price of, our securities because smaller quantities of shares could be bought and sold, transactions could be delayed and security analyst and news coverage of our company may be reduced. These factors could result in lower prices and larger spreads in the bids and ask prices for our shares. Due to the current price of our common stock, many brokerage firms may not be willing to effect transactions in our securities, particularly because of an SEC rule imposing additional sales requirements on broker-dealers who sell low-priced securities (generally those below $5.00 per share). These factors severely limit the liquidity of our common stock and likely have a material adverse effect on our market price and on our ability to raise additional capital. We cannot predict the extent to which investor interest in our stock, if any, will lead to an increase in our market price or the development of a more active trading market or how liquid that market might become.

Our common stock is deemed to be a “penny stock,” which may make it more difficult for investors to sell these shares due to suitability and disclosure requirements.

Due to the current price of our common stock, $.0057 as of May 11, 2006, many brokerage firms may not be willing to effect transactions in its securities, particularly because low-priced securities are subject to SEC rules (referred to as the “penny stock rules”) imposing additional sales requirements on broker-dealers who sell low-priced securities (generally those below $5.00 per share). These disclosure requirements may have the effect of reducing the trading activity in the secondary market for Global Matrechs common stock as it is subject to these penny stock rules. These rules severely limit the liquidity, if any, of our common stock, and would likely have a material adverse effect on its market price and on our ability to raise additional capital.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the Commission, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities’ laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form, including language, type, size and format, as the SEC may require by rule or regulation.

In addition, the broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with: (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) monthly account statements showing the market value of each penny stock held in the customer’s account.

Finally, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These requirements may reduce the potential market for our common stock by reducing the number of potential investors, brokers and traders. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline.

We cannot predict the extent to which investor interest in our common stock or a business combination, if any, will lead to an increase in its market price or the development of an active trading market or how liquid that market, if any, might become.

The market price of our common stock may be volatile.

Our stock price has been volatile. From January 1, 2005 to March 31, 2006, the trading price of our common stock ranged from $0.005 to $0.108. Many factors may cause the market price of our common stock to fluctuate, including:

·      variations in our quarterly results of operations;

·      the introduction of new products by us or our competitors;

·      acquisitions or strategic alliances involving us or our competitors;

·      future sales of shares of common stock in the public market; and

·      market conditions in our industries and the economy as a whole.

In addition, the stock market has recently experienced extreme price and volume fluctuations. These fluctuations are often unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the market price of our common stock. When the market price of a company’s stock drops significantly, stockholders often institute securities class action litigation against that company. Any litigation against us could cause us to incur substantial costs, divert the time and attention of our management and other resources or otherwise harm our business.

We can provide no assurance that the financing sources described above, or any other financing that we may obtain in the future (if we are able to obtain financing from any other sources, and we can provide no assurances that we will be able to obtain any such financing), will enable us to sustain our operations. The aforementioned factors raise substantial doubt about our ability to continue as a going concern. The financial statements included herein have been prepared assuming we are a going concern and do not include any adjustments that might result should we be unable to continue as a going concern.

We have never paid dividends on our capital stock, and we do not anticipate paying dividends in the foreseeable future.

We have not paid dividends on any of our classes of capital stock to date, and we currently intend to retain our future earnings, if any, to fund the development and growth of our business. As a result, capital appreciation, if any, of our common stock will be the sole source of gain for the foreseeable future. In addition, before we may pay any dividends with respect to our common stock, we must pay the holders of our preferred stock an equivalent dividend. If we determine that we are in the position to declare a dividend, the amount of the dividend we ultimately declare may be substantially reduced as the result of our obligations under the terms of our preferred stock.

The sale of material amounts of common stock under our registration statement could encourage short sales by third parties and further depress the price of our common stock.

The significant downward pressure on our stock price caused by the sale of a significant number of shares under the Private Equity Credit Agreement could cause our stock price to decline, thus allowing short sellers of our stock an opportunity to take advantage of any decrease in the value of our stock. The presence of short sellers in our common stock may further depress the price of our common stock.

Our charter, bylaws and Delaware law may deter takeovers.

Our certificate of incorporation, bylaws and Delaware law contain provisions that could have an anti-takeover effect and discourage, delay or prevent a change in control or an acquisition that many stockholders may find attractive. These provisions may also discourage proxy contests and make it more difficult for our stockholders to take some corporate actions, including the election of directors. These provisions relate to:

·    the ability of our board of directors to issue preferred stock, and determine its terms, without a stockholder vote;

·    the classification of our board of directors, which effectively prevents stockholders from electing a majority of the directors at any one annual meeting of stockholders;

·    the limitation that directors may be removed only for cause by the affirmative vote of the holders of at least 75% of our shares of capital stock entitled to vote; and

·    advance notice requirements for stockholder proposals and director nominations.

We are not subject to the same corporate governance standards as listed companies. This may affect market confidence and company performance. As a result, our business could be harmed and the price of our stock could decrease.

Registered exchanges and the Nasdaq National Market have adopted enhanced corporate governance requirements that apply to issuers that list their securities on those markets. These standards deal with the rights and responsibilities of a company’s management, its board, shareholders and various stakeholders. How well companies are run may affect market confidence as well as company performance. Our common stock is quoted on the OTC Bulletin Board, which does not have comparable requirements. As a result, our business and the price of our stock may be adversely affected.

For instance, we are not required to have any independent directors and we do not have independent directors. Therefore management has significant influence over decisions made by the Board on behalf of the stockholders.

In some circumstances, management may not have the same interests as the shareholders and conflicts of interest may arise. We do not have a policy to resolve conflicts of interest and we are not required to have one. Notwithstanding the exercise of their fiduciary duties as directors and executive officers and any other duties that they may have to us or our other stockholders in general, these persons may have interests different than our shareholders.

Our administrative costs and expenses resulting from new regulations have increased, adversely affecting our financial condition and results of operations.

We face new corporate governance requirements under the Sarbanes-Oxley Act of 2002 and SEC rules adopted thereunder. These regulations increased our legal and financial compliance and made some activities more difficult, time-consuming and costly. Our expenses will continue to increase as we continue to implement these new regulations.

New corporate governance requirements have made it more difficult to attract qualified directors. As a result, our business may be harmed and the price of our stock may be adversely affected.

New corporate governance requirements have increased the role and responsibilities of directors and executive officers of public companies. These new requirements will make it more difficult and more expensive for us to obtain director and officer liability insurance. We may be required to accept reduced coverage or incur significantly higher costs to obtain coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve as members of our board of directors.

If we fail to maintain effective internal controls over financial reporting, the price of our common stock may be adversely affected.

We are required to establish and maintain appropriate internal controls over financial reporting. Our internal controls over financial reporting may have weaknesses and conditions that need to be addressed, the disclosure of which may have an adverse impact on the price of our common stock. Failure to establish those controls, or any failure of those controls once established, could adversely impact our public disclosures regarding our business, financial condition or results of operations. In addition, management’s assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed, disclosure of management’s assessment of our internal controls over financial reporting or disclosure of our independent registered public accounting firm’s attestation to or report on management’s assessment of our internal controls over financial reporting may have an adverse impact on the price of our common stock.

Standards for compliance with Section 404 of the Sarbanes-Oxley Act of 2002 are uncertain, and if we fail to comply in a timely manner, our business could be harmed and our stock price could decline.

Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require annual assessment of our internal control over financial reporting, and attestation of this assessment by our independent registered public accountant. Unless the SEC delays the date on which this requirement becomes effective, we will first have to include our assessment of our internal control over financial reporting in our annual report for fiscal year ending December 31, 2007. The standards that must be met for management to assess the effectiveness of the internal control over financial reporting are new and complex, and require significant documentation, testing and possible remediation to meet the detailed standards. We may encounter problems or delays in completing activities necessary to make an assessment of its internal control over financial reporting. In addition, we may encounter problems or delays in completing the implementation of any requested improvements and receiving an attestation of its assessment by our independent registered public accountants. If management cannot assess our internal control over financial reporting as effective, or our independent auditors are unable to issue an unqualified attestation report on such assessment, investor confidence and share value may be negatively impacted.

ITEM 3. CONTROLS AND PROCEDURES

Disclosure Controls and Procedures

Our management has evaluated, under the supervision and with the participation of our chief executive officer and acting chief financial officer, the effectiveness of our disclosure controls and procedures as of the end of the period covered by this report. Based upon that evaluation, our chief executive officer and acting chief financial officer concluded that our disclosure controls and procedures were effective to provide reasonable assurance that we record, process, summarize and report the information we must disclose in reports that we file or submit under the Securities Exchange Act of 1934, as amended, within the time periods specified in the SEC’s rules and forms.

However, during the course of this evaluation, our chief executive officer and acting chief financial officer made the following observations:

•	We have restated certain financial information contained in our quarterly report on Form 10-QSB for the quarter ended March 31, 2005.

•
Due to the significant commitment of Company time and resources required in connection with the review of our financial statements and the auditing of our 2004 financial statements, we did not timely file our annual report on Form 10-KSB for the fiscal year ended December 31, 2004 or our quarterly reports on Form 10-QSB for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005.

Management concluded that the problems set forth above did not necessitate a conclusion that our disclosure controls and procedures were ineffective as of March 31, 2006.  First, our management has concluded that the problems set forth above were largely the result of inadequate staffing, competence and segregation of duties in our accounting and financial reporting functions and insufficient analysis, documentation and review of the selection and application of generally accepted accounting principles to significant non-routine transactions, which we have addressed by retaining an outside consultant to assist with some of the highly technical issues relating to the company’s capital structure. Second, we were able to timely file our quarterly report on Form 10-QSB for the quarter ended September 30, 2005, our annual report on Form 10-KSB for the year ended December 31, 2005, and this quarterly report (with extension), indicating that the issues relating to the timeliness of our reporting have been successfully addressed.

Management believes that additional progress in strengthening our disclosure controls and procedures will continue throughout fiscal year 2006. To further ensure that our disclosure controls and procedures continue to be effective, we intend to hire an accounting professional to increase our capabilities related to interpretive research into complex accounting issues promptly after we raise sufficient financing to permit us to do so.

Management continues to consider methods to improve the quality and timeliness of reporting and will continue to evaluate and address any issues it identifies relating to the processes and resources necessary for effective disclosure controls and procedures.

The effectiveness of a system of disclosure controls and procedures is subject to various inherent limitations, including cost limitations, judgments used in decision making, assumptions about the likelihood of future events, the soundness of internal controls, and the risk of fraud. Because of these limitations, there can be no assurance that any system of disclosure controls and procedures will be successful in preventing all errors or fraud or in making all material information known in a timely manner to the appropriate levels of management.

Changes in Internal Control over Financial Reporting

There were no changes in our internal control over financial reporting during the quarter ended March 31, 2006 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II. OTHER INFORMATION
ITEM 1.  LEGAL PROCEEDINGS

Legal Proceedings

On February 9, 2005 Global Matrechs, Inc, filed suit in the Supreme Court of the State of New York, County of New York against Eurotech, Ltd. for its failure to fulfill its obligations under the license agreement between the parties dated May 22, 2003. The suit also sought the enforcement of the notes issued by Eurotech to Woodward, LLC which were assumed by Global Matrechs in the exchange agreement between Global Matrechs and Woodward on January 31, 2005. The complaint sought damages totaling $672,677 plus interest and attorney’s fees which are yet to be determined. This litigation was settled in connection with the settlement of claims with Eurotech and Carey Naddell individually described below.

On April 13, 2005 Carey Naddell, CEO of Eurotech, Ltd., filed suit against the Company in the United States District Court - Southern District of New York for damages in the amount of at least $240,000 with interest attorney’s fees and disbursement based upon an alleged breach of a written service agreement.

On June 24, 2005, Eurotech, Ltd. filed a complaint against Global Matrechs in the Supreme Court of the State of New York, County of New York, (Index No. 108773/05) for an alleged failure to fulfill our obligations under our License and Exchange Agreement dated March 27, 2003 with Eurotech, Ltd. thereby depriving Eurotech, Ltd. of its contractual right to convert 700 Series H Preferred Stock and selling 7 million shares of our common stock. Eurotech, Ltd. is seeking damages in an amount to be determined at trial but believed according to the defendant to exceed $100,000 plus interest and attorney’s fees which are yet to be determined.

On March 16, 2006, we, Naddell and Eurotech executed a full mutual release of claims, completing a settlement of each of the above-described actions.

In connection with the Eurotech matter, Eurotech will return 2,500 shares of Series H, convertible Preferred Stock to the Company in full settlement of claims relating to its failure to fulfill obligations under the license agreement, and Eurotech’s obligations to Woodward, which were assumed by the Company on January 31, 2005.

In connection with the Cary Naddell matter, a settlement was reached whereby this former consultant received $175,000 in full settlement of related claims for compensation of past services.

At December 31, 2005, based on settlement date of March 15, 2006, the Company accrued a settlement liability and related settlement expense of $175,000. Under the terms of the settlement, $25,000 was due and paid at closing, and the balance of $150,000 is payable in seven (7) equal monthly installments of $21,428.57 commencing on April 15, 2006 with final installment payment due on or before October 15, 2006. The Company made its first payment due under this settlement.

We are not a party to any other material legal proceedings. From time to time, we are involved in various routine legal proceedings incidental to the conduct of our business.

ITEM 5.  OTHER INFORMATION.

From time to time between March 27, 2006 and May 11, 2006 we issued and sold an aggregate 23,326,531 shares pursuant to our private equity line credit agreements dated January 10, 2006. We received gross cash proceeds of $150,000 in consideration for the sold shares. The shares were sold to the purchaser at a discount of 8% to the market price per share. We are required to pay a placement fee equal to 1% of any proceeds received under the private equity line credit agreements. The issuance of the shares was exempt from registration under Section 4(2) of the Securities Act as a sale to an accredited investor not involving any public offering. The resale of the shares is registered under the Securities Act pursuant to a registration statement on Form SB-2 (File no. 333-131106), as amended. We have used or intend to use the proceeds from these issuances for general corporate purposes.

ITEM 6.  EXHIBITS

(a) Exhibits

EXHIBITS

			Incorporated by Reference
Exhibit No.	Description	Filed with this Form 10-QSB	Form	Filing Date	Exhibit No.
2.1	Agreement and Plan of Merger dated December 31, 2004 with True To Form, Limited, TTF Acquisition Corp. and Mark J. Allen		8-K	January 6, 2005	2.1

3.1	Certificate of Amendment of Amended and Restated Certificate of Incorporation		8-K	June 15, 2004	3.1

3.2	Amended and Restated Certificate of Incorporation		S-1	September 18, 1996	3.1

3.3	Amended and Restated By-Laws		S-1	September 18, 1996	3.2

3.4	Certificate of Designation, Rights, Preferences, Qualifications, Limitations and Restrictions of Series A Convertible Preferred Stock		S-1/A	January 29, 1998	3.3

Incorporated by Reference
Exhibit No.	Description	Filed with this Form 10-QSB	Form	Filing Date	Exhibit No.

3.5	Certificate of Amendment of Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock		8-K	June 15, 2004	3.2

3.6	Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock		10-K	March 31, 1999	10.49

3.7	Certificate of Amendment of Certificate of Designations, Preferences and Rights of Series C Convertible Preferred Stock		8-K	June 15, 2004	3.4

3.8	Certificate of Designations, Preferences and Rights of Series C Convertible Preferred Stock		S-1	May 10, 1999	3.5

3.9	Certificate of Amendment of Certificate of Designations, Preferences and Rights of Series D Convertible Preferred Stock		S-1	May 10, 1999	3.6

3.10	Amended Certificate of Designations, Preferences and Rights of Series E Convertible Preferred Stock		S-3	June 1, 2000	3.7

3.11	Certificate of Designations, Preferences and Rights of Series F Convertible Preferred Stock		10-K	April 15, 2003	3.8

3.12	Certificate of Designations, Preferences and Rights of Series G Convertible Preferred Stock		10-K	April 15, 2003	3.9

3.13	Certificate of Designations, Preferences and Rights of Series H Convertible Preferred Stock		10-Q	October 29, 2003	3.1

3.14	Certificate of Amendment of Amended and Restated Certificate of Incorporation	X

4.1	Specimen stock certificate		S-1	November 1, 1996	4.2

10.1	Private Equity Credit Agreement dated January 10, 2006 with Brittany Capital Management Limited.		8-K	January 13, 2006	10.1

10.2	Registration Rights Agreement dated Janjary 10, 2006 with Brittany Capital Management Limited.		SB-2	January 18, 2006	10.21

31.1	Certification pursuant to Section 302 of the Sarbanes-Oxley Act of 2002	X

31.2	Certification pursuant to Section 906 of the Sarbanes-Oxley Act of 2002	X

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GLOBAL MATRECHS, INC.

Date: May 15, 2006	By:	/s/ Michael Sheppard Name: Michael Sheppard
Title: President, Chief Executive Officer, and Acting Chief Financial Officer

EXHIBIT INDEX

			Incorporated by Reference
Exhibit No.	Description	Filed with this Form 10-QSB	Form	Filing Date	Exhibit No.
2.1	Agreement and Plan of Merger dated December 31, 2004 with True To Form, Limited, TTF Acquisition Corp. and Mark J. Allen		8-K	January 6, 2005	2.1

3.1	Certificate of Amendment of Amended and Restated Certificate of Incorporation		8-K	June 15, 2004	3.1

3.2	Amended and Restated Certificate of Incorporation		S-1	September 18, 1996	3.1

3.3	Amended and Restated By-Laws		S-1	September 18, 1996	3.2

3.4	Certificate of Designation, Rights, Preferences, Qualifications, Limitations and Restrictions of Series A Convertible Preferred Stock		S-1/A	January 29, 1998	3.3

3.5	Certificate of Amendment of Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock		8-K	June 15, 2004	3.2

3.6	Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock		10-K	March 31, 1999	10.49

3.7	Certificate of Amendment of Certificate of Designations, Preferences and Rights of Series C Convertible Preferred Stock		8-K	June 15, 2004	3.4

3.8	Certificate of Designations, Preferences and Rights of Series C Convertible Preferred Stock		S-1	May 10, 1999	3.5

3.9	Certificate of Amendment of Certificate of Designations, Preferences and Rights of Series D Convertible Preferred Stock		S-1	May 10, 1999	3.6

3.10	Amended Certificate of Designations, Preferences and Rights of Series E Convertible Preferred Stock		S-3	June 1, 2000	3.7

3.11	Certificate of Designations, Preferences and Rights of Series F Convertible Preferred Stock		10-K	April 15, 2003	3.8

3.12	Certificate of Designations, Preferences and Rights of Series G Convertible Preferred Stock		10-K	April 15, 2003	3.9

3.13	Certificate of Designations, Preferences and Rights of Series H Convertible Preferred Stock		10-Q	October 29, 2003	3.1

Incorporated by Reference
Exhibit No.	Description	Filed with this Form 10-QSB	Form	Filing Date	Exhibit No.

3.14	Certificate of Amendment of Amended and Restated Certificate of Incorporation	X

4.1	Specimen stock certificate		S-1	November 1, 1996	4.2

10.1	Private Equity Credit Agreement dated January 10, 2006 with Brittany Capital Management Limited.		8-K	January 13, 2006	10.1

10.2	Registration Rights Agreement dated Janjary 10, 2006 with Brittany Capital Management Limited.		SB-2	January 18, 2006	10.21

31.1	Certification pursuant to Section 302 of the Sarbanes-Oxley Act of 2002	X

31.2	Certification pursuant to Section 906 of the Sarbanes-Oxley Act of 2002	X